                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

To Board of Directors:
  Pediatrix Medical Group, Inc.


     We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of Pediatrix Medical Group, Inc. of our report dated March 22, 1999, relating to the consolidated statements of income, stockholder's equity and cash flows and the financial statement schedule of Pediatrix Medical Group, Inc. for the year ended December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K/A of Pediatrix Medical Group, Inc. and its subsidiaries. We also consent to the references to our firm under the headings "Experts" and "Selected Historical Consolidated Financial Data of Pediatrix" in such registration statement.


/s/ KPMG LLP

Fort Lauderdale, Florida

April 6, 2001